EXHIBIT 2.1

FOURTH AMENDMENT

TO

THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

EVIO, INC.

EVIO, Inc., a Colorado corporation, having its principal office at 2654 W. Horizon Ridge Pkwy B5-208, Henderson, NV 89052 (hereinafter referred to as the “Corporation”) herby certifies to the Secretary of State of Colorado that:

FIRST: The Corporation desires to amend its Amended and Restated Articles of Incorporation (the “Articles”) in accordance with Section 7-110-106 of the Colorado Business Corporation Act, as currently in effect, as hereinafter provided.

SECOND: The following amendments to the Articles were duly adopted by the Board of Directors (“Board”) of the Corporation on March 25, 2022 setting forth proposed amendments of the Articles, declaring said amendments to be advisable and subject to a majority vote of the stockholders of said Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED that ARTICLE IV of the Articles is hereby deleted in its entirety and replaced with the following:

“The total number of shares of stock which the corporation shall have authority to issue is 90,100,000,000 shares, of which 90,000,000,000 shares of $.0001 par value shall be designated as Common Stock and 100,000,000 shares of $.0001 par value shall be designated as Preferred Stock. The Preferred Stock authorized by these Articles of Incorporation may be issued in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the numbers of shares of any series.

THIRD: With the foregoing exception, the remaining provisions of the Articles shall remain unchanged and in full force and effect.

NOW, THEREFORE, the Corporation causes this Amendment to be filed with the Office of the Secretary of the State of Colorado, as such amendment to its Articles is authorized by the unanimous written consent of the Board in accordance with §7-108-202 of the Colorado Business Corporation Act.

IN WITNESS WHEREOF, I, Lori J. Glauser, the Chief Executive Officer of the Corporation, have subscribed this document and do hereby affirm, under penalty of perjury, that the statements contained herein have been examined by me and are true and correct as of this 25 day of March 2022.

/s/ Lori J. Glauser
Lori J. Glauser